Exhibit 99.1

Active Power Provides Preliminary First Quarter 2008 Results

AUSTIN, Texas (April 10, 2008) – Active Power, Inc. (NASDAQ: ACPW), inventor and manufacturer of the most energy-efficient critical power systems in the world, today announced preliminary revenues for its quarter ended March 31, 2008, would be between $7.3 to $7.5 million, compared to previously provided guidance of $8 to $10 million. In addition, cash used in operating activities and investments in first quarter 2008 is now expected to be $5.3 to $5.5 million, compared to previous guidance of $2 to $3 million. At this time, Active Power is unable to update its guidance on net loss per share as the company is still finalizing results of its international operations.

“Although we anticipate first quarter revenues to be approximately 20 percent higher than the prior year’s results, we have experienced delays in closing a number of sales opportunities and recognizing revenue in this period,” said Jim Clishem, president and CEO for Active Power. “These delays were primarily in our European-based operations. North American sales results were in line with our expectations. Because many of our expenses are incurred in anticipation of revenue, cash used in operations will be higher than previously guided. The increase in cash used in operations and investment activities compares to the approximately $300,000 used in operations during fourth quarter 2007. Taken as a whole, total cash used over the last six months has in fact been in line with expectations.”

Active Power expects to announce first quarter 2008 earnings via news release on April 25, 2008, and provide more detail via conference call scheduled for Friday, April 25, 2008, at 10:00 a.m. (CST). A replay of the Web cast will be available until May 9, 2008. A live, audio only Web cast and replay of the call will be made available on the Investor Relations section of the company’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our expected financial results, including our revenue and changes in our cash, for the first quarter 2008. Active Power’s first quarter 2008 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. The forward-looking statements in this release are subject to risks and uncertainties, including the risk that our financial results may vary based on, among other things, the results of the closing process for the quarter and discussions with our independent auditors. Please refer to Active Power filings with the Securities and Exchange Commission, including its Form 10-K filed on February 29, 2008, for more information on the additional risks that could affect Active Power’s business or financial results.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com